September 5, 2021

Ms. Ursula Hurley
c/o JetBlue Airways Corp.
27-01 Queens Plaza North
Long Island City, NY 11101

Dear Ursula,

JetBlue is successful because of Crewleaders like you who demonstrate passion, dedication, and a commitment to balancing the interests of our Company, Customers and Shareholders.

As you likely appreciate, the impact of COVID-19 has created an incredibly challenging period for our Company, our industry, and all of us as individuals. That said, we want to recognize your significant efforts and contributions despite these challenges with an Executive Retention Award to encourage your continued active employment at JetBlue.

Executive Retention Award: You will be eligible to receive a one-time bonus amount of $600,000 (which amount includes and satisfies the lump sum, one-time payment equal to $15,000 for each month that you have served in the position of Acting CFO described as the “ADDITIONAL CASH PAYMENT” in the June 15, 2021 letter from Robin Hayes), thirty (30) days following the latter of lapse of CARES Act, the Consolidated Appropriations Act or the American Rescue Plan compensation restrictions, or any subsequent legislation establishing similar limitations (collectively, the “Government Support”) (the “Payment Date”). This Executive Retention Award will be paid in the form of cash.

You must remain employed with or performing services for JetBlue through the Payment Date to receive payment of the award. However, you will receive the award on the Payment Date should: (i) JetBlue terminate your employment or services without Cause; (ii) if you terminate your employment or services with JetBlue for Good Reason; or (iii) if your employment is terminated as a result of Disability. For the purposes of the foregoing sentence, capitalized terms have the meanings as defined in the Amended and Restated JetBlue Airways Corporation Severance Plan 2020. Under any other circumstances where you do not remain employed with or performing services for JetBlue through the Payment Date, the Compensation Committee may determine in its sole discretion whether you shall still be eligible to receive any payment of your award.

If this Executive Retention Award is deemed to violate requirements of the Government Support compensation restrictions, or any subsequent legislation establishing similar limitations, either: (i) payment under this Executive Retention Award shall be deferred until JetBlue reasonably believes that payment (or portions thereof) will not be prohibited under the Government Support restrictions; or (ii) if deferment is infeasible, this Executive Retention Award will be void to the extent necessary to comply with such requirements. This Executive Retention Award is intended to satisfy the requirements of Section 409A of the U.S. Internal Revenue Code with respect to amounts subject thereto and shall be interpreted, construed and performed consistent with such intent.

Thank you again for your continued extraordinary efforts during this unprecedented time. We look forward to your future contributions and continued success here at JetBlue.

Best regards,

/s/ Robin Hayes
Robin Hayes
Chief Executive Officer